Exhibit 10.1

HEALTHIMATION LICENSE AGREEMENT

This Healthimation License Agreement (“Agreement”), dated as of September 16, 2020 (the “Effective Date”), is by and between Healthimation, LLC, a Delaware limited liability company, with offices located at _59 Sagamore Street, Dorchester, MA,02125 (“Licensor”) and Nemaura Medical Inc. a Nevada corporation, with offices located at Advanced technology Centre, Oakwood Drive, Loughborough, Leics, LE11 3QF, UK (“Licensee”).

WHEREAS, Licensor is the sole and exclusive owner of and has the right to license to Licensee the Licensed Assets (as defined below) and Licensed Know-how (as defined below); and

WHEREAS, Licensee wishes to use the Licensed Assets and Licensed Know-how in the Field of Use (as defined below) in the Territory (as defined below) in connection with the Licensed Assets (as defined below) and Licensor is willing to grant to Licensee a license to and under the Licensed Assets and Licensed Know-how on the terms and conditions set out in this Agreement.

WHEREAS, The parties will agree on a Statement of Work to adapt the licensed asset for use by the licensee in the territory, for direct to consumer, corporate and healthcare insurer product offerings. This shall be the subject of a standalone statement of work.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
1.1	“Action” has the meaning set forth in Section 15.1.
1.2	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings.
1.3	“Agreement” has the meaning set forth in the preamble. “Auditor” has the meaning set forth in Section 7.2(a).
1.4	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Boston, MA are authorized or required by Law to be closed for business.
1.5	“Change of Control” means with respect to a party, a change of the Person that has control, directly or indirectly, of that party. For the purposes of this definition, “control” has the meaning given to it in the definition of “Affiliate”.
1.6	“Confidential Information” means all non-public, confidential or proprietary information of Licensor, or its Affiliates or Representatives, whether in oral, written, electronic or other form or media, whether or not such information is marked, designated or otherwise identified as “confidential” as well as any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, including, specifically: (a) the Licensed Know-how; (b) Licensor’s other unpatented inventions, ideas, methods and discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries and other confidential intellectual property; (c) all other designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; and (d) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for the Licensee, its Affiliates or its Representatives that contain, are based on, or otherwise reflect or are derived from any of the foregoing in whole or in part.

Confidential Information does not include information that Licensee can demonstrate by documentation: (w) was already known to Licensee without restriction on use or disclosure prior to the receipt of such information directly or indirectly from or on behalf of Licensor; (x) was or is independently developed by Licensee without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, Licensee, its Affiliates or any of its Representatives; or (z) was received by Licensee from a third party who was not, at the time, under any obligation to Licensor or any other Person to maintain the confidentiality of such information.

No Confidential Information is included in any of the foregoing exceptions merely because it comprises or relates to the same general subject matter as a specific item of disclosure falling within such exceptions, nor is any general subject matter of Confidential Information within any of the foregoing exceptions merely because one or more specific items comprising or relating to such subject matter fall within such exceptions.

1.7	“Effective Date” has the meaning set forth in the preamble.
1.8	“Field of Use” means health and weight management for people diagnosed with or suffering from Type 1, Type 2 diabetes or prediabetes, or non-diabetics seeking to improve their health.
1.9	“GAAP” means United States generally accepted accounting principles consistently applied.
1.10	“Governmental Authority” means any federal, state, national, supranational, local or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board or bureau thereof, or any court, tribunal or arbitrator.
1.11	“Improvement” means any modification of any Licensed Asset, provided that the manufacture, use, offer for sale, sale or importation by Licensee of the modified product incorporates, uses or is derived from any Licensed Know-how.
1.12	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.
1.13	“Licensed Assets” means the Assets listed in Schedule 2.
1.14	“Licensed Know-how” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures and results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs and other knowledge, information, skills and materials controlled by Licensor pertaining to the Licensed Assets and useful in the manufacture, sale or use of the same.
1.15	“Licensed Know-how Term” has the meaning set forth in Section 17.1(b).
1.16	“Licensed Asset Challenge” has the meaning set forth in Section 9.
1.17	“Licensee” has the meaning set forth in the preamble.

1.18	“Licensor” has the meaning set forth in the preamble.
1.19	“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.
1.20	“Payment Statement” has the meaning set forth in Section 6.5.3.
1.21	“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.
1.22	“Representatives” means a party’s and its Affiliates’ employees, officers, directors, consultants and legal advisors.
1.23	“Sublicensee or Sublicensees” means any Person to whom or which Licensee grants a sublicense, in whole or in part, under this Agreement.
1.24	“Term” has the meaning set forth in Section 17.1.
1.25	“Territory” means those countries identified in Schedule 4.
2.	Grant.

2.1	Asset and Know-how License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term a nontransferable, nonsublicensable, except as expressly permitted under Section 4, right and license under the Licensed Know-how to make, have made, use, offer to sell, sell and import Licensed Assets representing specific upgrades to existing digital applications and Nemaura specific CGM digital applications in the Field of Use in the Territory.
2.2	Licensor Reservation of Rights. Licensor reserves the right to continue to make, use, modify, improve, offer to sell, sell, and import products in the Field of Use in the Territory, which do not arise from any collaboration with Licensee nor any Confidential Information belonging to Licensee, but which nonetheless may be deemed competitive with the Licensed Assets. Notwithstanding the exclusive character of certain licenses granted in this Agreement, Licensee takes such licenses subject to any rights granted to third parties set forth in Schedule 1, which shall be limited to agreements entered into by Licensor before the Effective Date and all renewals and extensions thereof.
2.3	Licensee Reservation of Rights to Improvements. Licensee shall solely retain all right, title and interest in any to any Improvements, adaptations or modifications to any of the Licensed Assets, including improvements, adaptations or modifications arising from cooperation or coordination between Licensor and Licensee. For avoidance of doubt, Licensee shall own all right, title and interest in and to the new adaptations of the Why WAIT program described in Section 5.
2.4	Limited Grant. Except for the rights and licenses granted by Licensor under Section 2, this Agreement does not grant to Licensee or any other Person any right, title or interest, including any license, by implication, estoppel, or otherwise. All rights, titles and interests not specifically and expressly granted by Licensor hereunder are hereby reserved.
3.	Transfer of Licensed Know-how. Licensor shall, within fifteen (15) Business Days after the Effective Date, disclose the Licensed Know-how(not part of IP owned by HI) to Licensee. During the first three (3) months after the Effective Date, upon reasonable notice and during Licensor’s normal business hours, Licensor shall, without assessing a fee, (a) designate one (1) qualified technical liaison for communications with Licensee’s technical staff, and (b) provide Licensee with five (5) hours of technical assistance from Licensor’s technical liaison by telephone or e-mail, to answer Licensee’s questions concerning the use or manufacture of the Licensed Assets, as Licensee reasonably requests. Licensee shall reimburse Licensor for its reasonable costs for such technical assistance by its technical liaison in excess of the five (5) hours provided herein, including the technical liaison’s time, together with such reasonable out-of-pocket travel and other expenses incurred by Licensor’s technical liaison in providing the additional technical assistance.

4.	Sublicensing.
4.1	Sublicense Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the right to sublicense all or any of its licensed rights to and under the Licensed Assets and Licensed Know-how subject to the express limitations set forth in Section 4.
4.2	No Sublicensing Royalty. Licensee shall not be required pay to Licensor a sublicensing royalty. .
4.3	Scope of Sublicense. No sublicense shall exceed the scope of rights granted to Licensee hereunder. Licensee shall require all sublicensees to be in writing and to: (a) include an agreement by the sublicensee to be bound by the terms and conditions of this Agreement, including an audit right by Licensor of the same scope as provided in Section 7.2; (b) include Licensor’s right to enforce its rights in the Licensed Assets and Licensed Know-how; (c) provide that the term of the sublicense thereunder shall not extend beyond the Term; and (d) indicate that Licensor is a third party beneficiary and entitled to enforce the terms and conditions of the sublicense. Licensee shall enforce all sublicenses at its cost and shall be responsible for the acts and omissions of its Sublicensees with respect to such sublicenses. In the event of the termination or expiration of this Agreement, all sublicense rights shall terminate effective as of the termination or expiration of this Agreement.
4.4	Licensee Liability. Notwithstanding any sublicense agreement, Licensee shall remain primarily liable to Licensor for all of Licensee’s duties and obligations contained in this Agreement, including the payment of all Royalties due pursuant to Section 6.2. Any act or omission of a Sublicensee that would be a breach of this Agreement if committed or omitted by Licensee will be a breach by Licensee. Each sublicense agreement shall contain a right of termination by Licensee for the Sublicensee’s: (a) breach of any payment or reporting obligations affecting Licensor; or (b) breach of any other terms or conditions of the sublicense agreement that is also set forth, in substance, in this Agreement, which breach would constitute a breach of this Agreement if Licensee failed to comply therewith. In the event of a Sublicensee breach of these obligations, and if after a reasonable cure period provided in the sublicense agreement, not to exceed thirty (30) Business Days, the Sublicensee fails to cure the Sublicensee breach, then Licensee shall terminate the sublicense agreement by written notice to the Sublicensee within thirty (30) Business Days thereafter and concurrently provide a copy of such notice to Licensor.
4.5	Sublicensee Records. Licensee shall require its Sublicensees: (a) to keep records and submit reports to Licensee of the same type and at the same time as required by Section 6.5; and (b) to submit to Licensor at the same time Licensee is required to submit a Payment Statement under Section 6.5.3, a report of all uses and dispositions of products licensed under any sublicense agreement and the amount of payments made to Licensee in connection with each such use or disposition.
4.6	Notice of Sublicense Agreement. Licensee shall deliver to Licensor a true, complete, and correct copy of each sublicense agreement entered into by Licensee, and any modification or termination thereof, within thirty (30) Business Days following the applicable execution, modification, or termination of the sublicense agreement.

5.	Royalties.
5.1	Up-front Payment. In consideration of its license to the Licensed Know-how under this Agreement, Licensee shall issue restricted common stock (subject to SEC rule 144) to the value of $100,000 (one hundred thousand USD), whereby the amount of stock to be issued shall be calculated based on the 30 prior days volume weighted average share price, from the date of final signature. This is not a prepayment of any royalties, or any other sums payable to Licensor under this Agreement.

5.2	Royalty. The Licensee will not be liable for payment of any royalties to the Licensor. A fixed user fee shall be payable by the licensee to the licensor, per user registered on the Why Wait program, as shall be mutually negotiated between the parties from time to time.
5.3	Taxes. Royalties and other sums payable under this Agreement are exclusive of taxes. Licensee shall be responsible for all sales, use, excise and value added taxes and any other similar taxes, duties and charges of any kind imposed by any federal, state or local Governmental Authority on any amounts payable by Licensee hereunder other than any taxes imposed on, or with respect to, Licensor’s income, revenues, gross receipts, personnel or real or personal property or other assets and shall pay all such royalties and other sums payable hereunder free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law. If any deduction or withholding is required by law, Licensee shall pay to Licensor such sum as will, after the deduction or withholding has been made, leave Licensor with the same amount as it would have been entitled to receive without any such requirement to make a deduction or withholding.
5.4	Payment Terms and Royalty Statements.
5.4.1	Licensee shall pay all Royalties and any other sums payable under this Agreement within fifteen (15) Business Days of the dates due as described in this Agreement. Licensee shall make all payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by Licensor. For the purpose of converting the local currency in which any royalties or other payments arise into US dollars, the rate of exchange to be applied shall be the rate of exchange in effect on the last Business Day of the due date to which the payment relates as reported in the Wall Street Journal.
5.4.2	On or before the due date for all payments to Licensor pursuant to Section 6.2, Licensee shall provide Licensor with a statement (“Payment Statement”) showing:
5.4.2.1	the time period to which the Royalty payment relates;
5.4.2.2	the exchange rate, if any, used for calculating any Royalties; and
5.4.2.3	such other particulars as are reasonably necessary for an accurate accounting of the payments made pursuant to this Agreement.
5.4.3	If payments are not received by Licensor within fifteen (15) Business Days after becoming due, Licensee shall pay to Licensor interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of one percent (1%) per month, or if lower, the maximum amount permitted under applicable Law.
6.	Records and Audit.
6.1	Records. For a period of three (3) years from the Effective Date, Licensee shall keep complete and accurate records of its and its Sublicensees’ sales, uses, transfers and other dispositions of Licensed Assets reasonably necessary for the calculation of payments to be made to Licensor hereunder.
6.2	Audit.
6.2.1	Licensor, at its own expense, may at any time within one (1) year after receiving any Payment Statement from Licensee, nominate an independent Certified Public Accountant (“Auditor”) who shall have access to Licensee’s records during Licensee’s normal business hours for the purpose of verifying all payments made under this Agreement.
6.2.2	Licensor shall provide to Licensee a copy of the Auditor’s audit report within ten (10) Business Days of Licensor’s receipt of the report. If the report shows that payments made by Licensee are deficient, Licensee shall pay Licensor the deficient amount plus interest on the deficient amount, as calculated pursuant to Section 6.5, within thirty (30) Business Days after Licensee’s receipt of the audit report. If payments made by Licensee are found to be deficient by more than twenty percent (20%), Licensee shall pay for the cost of the audit.

7.	Right of First Refusal. Within the first six months of this agreement and upon receiving a written offer from a third party for the sale, assignment, lease or other transfer of any of Licensor’s right, title or interest in or to intellectual property or know-how underlying Licensor’s grant to Licensee of the Licensed Assets, and prior to accepting the offer, Licensor shall: (a) present a copy of the offer to Licensee and (b) wait for ten (10) Business Days from the date Licensee confirms receipt of the offer presented by Licensor, prior to accepting the offer. So long as, within such ten-day waiting period, Licensee agrees to meet or improve upon the terms of the third party offer, Licensor shall accept Licensor’s offer over the third party offer, to the extent Licensor elects to accept an offer from either. Licensee has paid Licensor $1,000 as non-refundable consideration specifically for the right of first refusal described in this paragraph, and Licensor acknowledges receipt of the same. This payment may be referenced herein as the “Right of First Refusal Consideration”.
8.	Challenges to Licensed Assets.
8.1	License Termination. If, during the Term, Licensee or a Licensee Affiliate institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit or other proceeding in the Territory to invalidate or limit the scope of any Licensed Asset or obtain a ruling that any Licensed Asset is infringing on the intellectual property rights of a third party (“Licensed Asset Challenge”), Licensor has the right to terminate this Agreement with notice to Licensee and with no opportunity for Licensee to cure, effective as of the first date of Licensee’s or its Affiliate’s first filing in the Licensed Asset Challenge.
8.2	Sublicensee Challenges to Licensed Assets. Licensee shall include provisions in all sublicense agreements permitted under Section 4 providing that if the Sublicensee, or an Affiliate of the Sublicensee, brings or participates in a Licensed Asset Challenge, the sublicense agreement will immediately terminate effective as of the first date of the Sublicensee’s, or its Affiliate’s, first filing in the Licensed Asset Challenge. The failure to include such automatic termination provision in a sublicense agreement hereunder shall constitute a material breach of this Agreement. If a Sublicensee (or an Affiliate of the Sublicensee) undertakes a Licensed Asset Challenge, Licensee, upon receipt of notice from Licensor, shall terminate the applicable sublicense agreement. Any failure to terminate the sublicense agreement as required by this Section 9.2 shall constitute a material breach of this Agreement.
8.3	Royalty After Challenge. If Licensee or any Licensee Affiliate institutes or participates in a Licensed Asset Challenge, the Royalty owed to Licensor under this Agreement shall increase to two hundred percent (200%) of annual Royalty effective as of the first date of Licensee’s or its Affiliate’s first filing or participation in the Licensed Asset Challenge.
9.	Enforcement of Licensed Assets and Licensed Know-how and Third-party Infringement Claims.
9.1	Notice of Infringement or Third-party Claims. If (a) either party believes that a Licensed Know-how is being infringed or misappropriated by a third party in the Territory, or (b) if a third party alleges that any Licensed Asset or its use, development, manufacture or sale infringes such third party’s intellectual property rights in the Territory, the party possessing such belief or awareness of such claims shall promptly provide written notice to the other party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.
9.2	Right to Bring Action or Defend.
9.2.1	Other than claims pertaining to an Improvement, Licensor has the sole right and discretion to prevent or abate any actual or threatened misappropriation or infringement and attempt to resolve any claims relating to the Licensed Assets and Licensed Know-how, including by (a) prosecuting or defending any opposition, derivation, interference, declaratory judgment, federal district court, US International Trade Commission or other proceeding of any kind, and (b) taking any other lawful action that Licensor, in its sole discretion, believes is reasonably necessary, to protect, enforce or defend any Licensed Asset or Licensed Know-how. Licensor has the right to prosecute or defend any such proceeding in Licensor’s own name or, if required by applicable Law or otherwise necessary or desirable for such purposes, in the name of Licensee and may join Licensee as a party if a court of competent jurisdiction determines Licensee is an indispensable party to such proceeding. Licensor shall bear its own costs and expenses in all such proceedings and have the right to control the conduct thereof and be represented by counsel of its own choice therein.

9.2.2	Licensee shall and hereby does irrevocably and unconditionally waive any objection to Licensor’s joinder of Licensee to any proceeding described in Section 10.2(a) on any grounds whatsoever, including on the grounds of personal jurisdiction, venue or forum non conveniens. If Licensor brings or defends any such proceeding, Licensee shall cooperate in all respects with Licensor in the conduct thereof, and assist in all reasonable ways, including having its employees testify when requested and make available for discovery or trial exhibit relevant records, papers, information, samples, specimens, and the like subject to Licensor’s reimbursement of any out-of-pocket expenses incurred on an on-going basis by Licensee in providing such assistance.
9.3	No Obligation to Sue. Licensor shall have no obligation to bring any suit, action or other proceeding against any alleged infringer of any Licensed Asset unless (a) Licensee provides Licensor with an opinion from an independent patent attorney reasonably acceptable to Licensor that the alleged infringer is infringing any intellectual property of the Licensed Asset and (b) the alleged infringer’s sales of products purportedly covered by a lawsuit are likely to result in a favorable judicial opinion or settlement generating in excess of One Million Dollars ($1,000,000).
9.4	Recovery and Settlement. If Licensor undertakes the enforcement or defense of any Licensed Asset:
9.4.1	any recovery, damages or settlement derived from such suit, action or other proceeding shall be retained in its entirety by Licensor; and
9.4.2	Licensor may settle any such suit, action or other proceeding, whether by consent order, settlement or other voluntary final disposition, without the prior written approval of Licensee or any Sublicensee, provided that Licensor shall not settle any such suit, action or other proceeding in a manner that adversely affects the rights of any of Licensee or any Sublicensee without Licensee’s prior written consent.
9.5	March-in Rights. If any suit, action or other proceeding alleging infringement by any Licensed Asset is brought against Licensee or any Sublicensee, Licensor, with Licensee’s prior written consent, may, within fifteen (15) Business Days after commencement of such suit, action or other proceeding, intervene and take over the sole defense of the suit, action or other proceeding at its own expense.
10.	Compliance with Laws.
10.1	Patent Marking. Licensee and any Sublicensee shall comply with the patent marking provisions of 35 USC § 287(a) by marking the Licensed Assets with the word “patent” or the abbreviation “pat.” and either the numbers of the relevant patents or a web address that is freely accessible to the public and that associates the Licensed Assets with the relevant patents, in the event any of the Licensed Assets become subject to a registered patent. Licensee shall include in all sublicense agreements a patent marking requirement substantially identical to Section 11.1. Licensee and any Sublicensee shall also comply with the patent marking laws of the relevant countries in the Territory.
10.2	Regulatory Clearance. Licensee itself or through any of its Sublicensees shall, at Licensee’s or Sublicensees’ expense, comply with all regulations and safety standards concerning Licensed Assets developed and commercialized by or under the authority of Licensee and obtain all necessary governmental approvals for the development, production, distribution, sale and use of Licensed Assets developed and commercialized by or under the authority of Licensee, including any safety or clinical studies. Licensee shall have responsibility for and provide suitable warning labels, packaging and instructions as to the use for such Licensed Assets.

10.3	Recordation of License. If recordation of this Agreement or any part of it by a national or supranational agency is necessary for Licensee or Licensor to fully enjoy the rights, privileges and benefits of this Agreement, Licensee shall at its own expense and within one hundred eighty (180) Business Days of the Effective Date, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational patent agency. Licensee shall (a) provide to Licensor for Licensor’s review and approval all documents or information it proposes to record at least one (1) Business Day prior to the recordation thereof, and (b) notify Licensor with verification of Licensee’s recordation or any related agency ruling. In making any such disclosures, Licensee shall maintain, to the fullest extent permitted by Law, the confidentiality of this Agreement, the terms and conditions of this Agreement and any other Licensor Confidential Information. Any specific disclosure made in accordance with Section 11.3 and not objected to by Licensor shall not constitute a breach of the Licensee’s obligations under Section 12.
10.4	Export Compliance. Neither Licensee nor any of its Sublicensees shall, directly or indirectly, export (including any “deemed export”), nor re-export (including any “deemed re-export”) the Licensed Assets (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of any applicable U.S. Laws. Licensee and each Sublicensee shall include a provision identical in substance to Section 11.4 in its agreements with its Sublicensees, third party wholesalers, distributors, customers and end-users requiring that these Persons comply with all applicable U.S. Laws, including all applicable U.S. export Laws. For the purposes of Section 11.4, the terms “deemed export” and “deemed re-export” have the meanings set forth in Section 734.13(b) and Section 734.14(b), respectively, of the Export Administration Regulations (EAR) (15 CFR §§ 734.13(b) and 734.14(b)).
11.	Confidentiality.
11.1	Confidentiality Obligations. Each party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other party (the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term and for three (3) years thereafter:
11.1.1	not use the Disclosing Party’s Confidential Information other than as necessary to exercise its rights and perform its obligations under this Agreement; and
11.1.2	maintain the Disclosing Party’s Confidential Information in confidence and, subject to Section 12.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:
11.1.2.1	have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;
11.1.2.2	have been apprised of this restriction; and
11.1.2.3	are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in Section 12.1, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, Section 12.1.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

11.2	Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:
11.2.1	provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 12; and

11.2.2	disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 12, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

12.	Representations and Warranties.
12.1	Mutual Representations and Warranties. Each party represents and warrants to the other party that as of the date of this Agreement:
12.1.1	it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;
12.1.2	it has, and throughout the Term shall retain, the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;
12.1.3	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and
12.1.4	when executed and delivered by such party, this Agreement shall constitute the legal, valid and binding obligation of that party, enforceable against that party in accordance with its terms.
12.1.5	It is not aware of and, other than as set forth in Schedule 3, has never received any notice or threat of any claim, suit, action or proceeding, and has no knowledge or reason to know of any information, that could: (a) invalidate Licensor’s rights in or to the Licensed Assets; (b) prove that the Licensed Assets infringe any third party’s intellectual property rights; or (c) restrict or impair use of the Licensed Assets based on grounds of safety, misleading marketing claims, or investigation launched by a governmental agency or regulatory body.
12.2	Disclaimer of Licensor Representations and Warranties. LICENSOR EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY AND SCOPE OF THE LICENSED ASSETS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE OR, LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE LICENSED ASSETS, LICENSED KNOW-HOW AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES OR PRACTICES AT ANY TIME MADE AVAILABLE BY LICENSOR INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE.
13.	Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

14.	Indemnification.
14.1	Licensee Indemnification. Licensee shall indemnify, defend and hold harmless Licensor and its officers, directors, employees, agents, successors and assigns against all Losses arising out of or resulting from any third party claim, suit, action or other proceeding related to or arising out of or resulting from (a) Licensee’s breach of any representation, warranty, covenant or obligation under this Agreement, or (b) use by Licensee or its Sublicensee of Licensed Assets or Licensed Know-how, or (c) any use, sale, transfer or other disposition by Licensee of Licensed Assets or any other products made by use of Licensed Assets or Licensed Know-how (each an “Action”).
14.2	Indemnification Procedure. Licensor shall notify Licensee in writing of any Action and cooperate with Licensee at Licensee’s sole cost and expense. Subject to Section 10, Licensee shall immediately take control of the defense and investigation of the Action and shall employ counsel of its choice to handle and defend the Action, at Licensee’s sole cost and expense. Licensor’s failure to perform any obligations under Section 15.2 shall not relieve Licensee of its obligation under Section 15 except to the extent that Licensee can demonstrate that it has been prejudiced as a result of the failure. Licensor may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.
15.	Insurance. Throughout the Term and for a period of three (3) years after the Term, Licensee shall, at its sole cost and expense, obtain, pay for and maintain in full force and effect commercial general liability and professional liability (Errors and Omissions) insurance in commercially reasonable and appropriate amounts that (a) provides product liability coverage concerning the Licensed Assets and contractual liability coverage for Licensee’s defense and indemnification obligations under this Agreement, and (b) in any event, provide commercial general liability limits of not less than One Million US dollars ($1,000,000) and professional liability insurance limits of not less than One Million US dollars ($1,000,000), in each case as an annual aggregate for all claims each policy year. To the extent any insurance coverage required under Section 16 is purchased on a “claims-made” basis, such insurance shall cover all prior acts of Licensee during the Term, and be continuously maintained until at least three (3) years beyond the expiration or termination of the Term, or Licensee shall purchase “tail” coverage, effective upon termination of any such policy or upon termination or expiration of the Term, to provide coverage for at least three (3) years from the occurrence of either such event. Upon request by Licensor, Licensee shall provide Licensor with certificates of insurance or other reasonable written evidence of all coverages described in Section 16. Additionally, Licensee shall provide Licensor with written notice at least sixty (60) Business Days prior to Licensee cancelling, not renewing, or materially changing the insurance.
16.	Term and Termination.
16.1	Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 17.2, remain in force for each Licensed Asset and country in the Territory on a Licensed-Product-by-Licensed-Product and country-by-country basis, for rights and obligations concerning the Licensed Know-how, until five years after such time as the Licensed Know-how ceases to be protectable as a trade secret or otherwise under applicable Law in such country other than as a result of any act or omission of Licensee or any Sublicensee (“Licensed Know-how Term”).

16.2            Termination for Cause. Licensor shall have the right to terminate this Agreement immediately by giving written notice to Licensee if:

16.2.1       Licensee fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than thirty (30) Business Days after Licensor’s written notice to make such payment, including the payment of interest in accordance with Section 6.5.4;

16.2.2       Licensee materially breaches this Agreement (other than through a failure to pay any amounts due under this Agreement) and, if such breach is curable, fails to cure such breach within forty-five (45) Business Days of Licensor’s written notice of such breach;

16.2.3       Licensee: (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within ninety (90) Business Days or is not dismissed or vacated within ninety (90) Business Days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

16.2.4       Licensee undergoes a Change in Control.

16.3	Effect of Termination. Within sixty (60) Business Days after termination or expiration of this Agreement, Licensee shall: (a) submit a Payment Statement to Licensor, and any payments due Licensor shall become immediately payable with submission of the final Payment Statement; (b) immediately cease all activities concerning, including all practice and use of, the Licensed Assets and Licensed Know-how; and (c) within sixty (60) Business Days after termination or expiration: (i) return to Licensor all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Licensor’s Confidential Information; (ii) permanently erase such Confidential Information from its computer systems; and (iii) certify in writing to Licensor that it has complied with the requirements of Section 17.3(c).
16.4	Survival. The rights and obligations of the parties set forth in Section 17.4 and Section 1 (Definitions), Section 6 (Royalties), Section 9 (Challenges to Licensed Assets), Section 12 (Confidentiality), Section 13 (Representations and Warranties), Section 15 (Indemnification), Section 17.3 (Effect of Termination) and Section 18 (Miscellaneous), and any right, obligation or required performance of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.
17.	Miscellaneous.
17.1	Force Majeure. Neither party shall be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder, except for Licensee’s payment obligations, where such failure or delay is due to any cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, fluctuations or non-availability of electrical power, heat, light, air conditioning or Licensee equipment, loss and destruction of property or any other circumstances or causes beyond such party’s reasonable control.
17.2	Further Assurances. Each party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.
17.3	Independent Contractors. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.
17.4	No Public Statements. Neither party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

17.5	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to Licensor:    Healthmation, LLC

E-mail: seavey@healthimation.com]

Attention: Seavey Bowdoin, Chief Operating Officer

59 Sagamore Street
Dorchester, MA 02125[J]

If to Licensee:   Nemaura Medical Inc.

Facsimile: [FAX NUMBER]

E-mail: [E-MAIL ADDRESS

Attention: [TITLE OF OFFICER TO RECEIVE NOTICES]

with copy to: Anthony, L.G., PLLC

Attention: Laura Anthony, Esq.

625 N. Flager Drive, Suite 600

West Palm Beach, FL 33401

E-mail: lanthony@anthonypllc.com

Notices sent in accordance with Section 18.5 shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally or regionally recognized expedited courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the date opened, if sent by e-email to the email address of a specific, appropriate and intended recipient (with confirmation of the opening of the email).

18.6       Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

18.7	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
18.8	Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence shall govern: (a) first, this Agreement, excluding its Schedules; (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

18.9	Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without Licensor’s prior written consent, which consent Licensor shall not unreasonably withhold, condition or delay. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation or transfer in violation of Section 18.9 is void. Licensor may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensee’s consent. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.
18.10	No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.
18.11	Amendment; Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
18.12	Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
18.13	Governing Law; Submission to Jurisdiction.
18.13.1	This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Massachusetts, United States of America, as applied to agreements performed wholly within the State of Massachusetts.
18.13.2	Any action, suit or other proceeding arising out of or related to this Agreement shall be instituted exclusively in the federal courts of the United States or the courts of the State of Massachusetts in each case located in the city of Boston, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any action, suit or other proceeding brought in any such court.
18.14	Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury for any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
18.15	Equitable Relief. Each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.
18.16	Attorneys Fees. In the event that any action, suit or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its actual attorneys’ fees and court costs from the non-prevailing party.
18.17	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FOR HEALTHIMATION, LLC:

By: /s/ John P. Troup

Name: John P. Troup, Ph.D.

Title: C.E.O.

FOR NEMAURA MEDICAL INC.:

By: /s/ D.F. Chowdhury

Name: D F Chowdhury

Title: Chairman and CEO

SCHEDULE 4

TERRITORY

The Licensee shall have a license grant in all territories outside of the USA under the Agreement.

In the USA Healthimation and Nemaura shall work jointly to deliver a revised version of the WhyWait program in conjunction with Nemaura’s proBEAT product and service offering.